Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
February 9, 2009
News Media
Eric Grant (202) 624-6091

Financial Community
Robert Dennis (202) 624-6129
Maryland Commission Upholds Washington Gas Appeal; WGL Holdings
Increases Reported Earnings for First Quarter Fiscal Year 2009
•	On February 5, 2009, the Maryland Public Service Commission Issued an Order Reversing a Hearing Examiner’s Proposed Order which had Disallowed Recovery of Certain Purchased Gas Costs

•	WGL Holdings Increases Previously Reported GAAP Guidance for Fiscal Year 2009 and Reports Higher Earnings for the First Quarter Fiscal Year 2009.
WGL Holdings, Inc. (NYSE: WGL), the parent company of Washington Gas Light Company (Washington Gas) and other energy-related subsidiaries, today reported revised first quarter of fiscal year 2009 net income determined in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP) of $54.6 million, or $1.09 per share. This is $2.8 million, or $0.06 per share, higher than the GAAP net income of $51.8 million or $1.03 per share that the company announced on February 4, 2009. For the first quarter of fiscal year 2009 the regulated utility segment has revised GAAP net income of $53.6 million, or $1.07 per share, also an increase of $2.8 million, or $0.06 per share, over GAAP net income reported on February 4, 2009. WGL Holdings also raised its earnings guidance on a GAAP basis for Fiscal Year 2009 to a range of $2.47 to $2.59 to reflect this action and made a corresponding change in the regulated segment guidance to a range of $2.03 to $2.09. There was no change in non-GAAP operating earnings for the first quarter fiscal year 2009, or non-GAAP guidance for fiscal year 2009.

The Maryland Public Service Commission (PSC of MD) reviews the annual gas costs collected from customers in Maryland to determine if Washington Gas’s purchased gas costs are reasonable. In March 2006, in connection with the PSC of MD’s annual review of Washington Gas’s gas costs, a Hearing Examiner of the PSC of MD issued a proposed order approving purchased gas charges of Washington Gas for the twelve-month period ended August 2004, except for $4.6 million (pre-tax) that the Hearing Examiner recommended be disallowed. As a result, during the fiscal year 2006, Washington Gas accrued a liability of $4.6 million (pre-tax) related to the proposed disallowance of these purchased gas charges. Washington Gas filed appeals with the PSC of MD asserting that the Hearing Examiner’s recommendation was without merit.

On February 5, 2009, the PSC of MD issued an Order that granted the appeal and reversed the findings of the Hearing Examiner. Accordingly, the gas costs at issue were deemed recoverable from ratepayers. The PSC of MD’s Order concluded that the responsibility for recovery of these costs should be assigned to the specific group of customers associated with unbundled firm delivery service and directed Washington Gas to bill such costs to those customers over a future 24-month period and to provide a credit to firm bundled sales customers over the same period. Since Washington Gas had not filed its First Quarter Fiscal Year 2009 Form 10-Q prior to the issuance of this Order, the liability recorded in fiscal year 2006 for this issue was reversed in the quarter ended December 31, 2008, and Washington Gas recorded additional pre-tax income of $4.6 million to “Operating revenues-utility”, higher than the previously reported amounts.

Unless otherwise noted, earnings per share amounts are presented on a diluted basis, and are based on weighted average common and common equivalent shares outstanding.

Headquartered in Washington, D.C., WGL Holdings has three operating segments: (i) the regulated utility segment which primarily consists of Washington Gas, a natural gas utility that serves over one million customers throughout metropolitan Washington, D.C., and the surrounding region; (ii) the retail-energy marketing segment which consists of Washington Gas Energy Services, Inc., a third-party marketer that competitively sells natural gas and electricity and (iii) the design-build energy systems segment, which consists of Washington Gas Energy Systems, Inc., a provider of design-build energy efficiency solutions to government and commercial clients. Additional information about WGL Holdings is available on our Web site, www.wglholdings.com.

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